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                                                                    Exhibit 23.4




                    [LETTERHEAD OF COOPERS & LYBRAND L.L.P.]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (Reg. No. 333-08731) of Geotek Communications, Inc. (the "Company") of our reports dated March 21, 1996 with respect to the consolidated financial statements of Bogen Communications International, Inc. (formerly European Gateway Acquisition Corp.) as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which reports are included in the annual report of the Company on Form 10-K for the fiscal year ended December 31, 1995.





Coopers & Lybrand L.L.P.
New York, New York

September 24, 1996